[Graphic of Seal not included]


                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING


1, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, and limited-liability partnerships pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC., as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since April 3, 1984, and is in good standing in this state.

                           IN WITNESS WHEREOF, I have hereunto set my hand
 [Graphic of Seal          and affixed the Great Seal of State, at my office, in
  not included]            Carson City, Nevada, on October 26, 1999.


                              /s/Dean Heller
                              --------------------
                              Secretary of States

By /s/Joann E. Pruitt
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Certification Clerk